ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number 20140807047-63
[signature] Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/15/2014 8:00 AM
	Entity Number C3048-1974

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Sino Agro Food, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 2(a) is hereby amended and restated to read as follows:

(a) CONVERSION AT THE OPTION OF THE HOLDER. Each holder of Series B Stock shall have the right, at such holder's option, at any time or from time to time, to convert each 9.9 shares of Series B Stock into one (1) fully-paid and non-assessable share of Common Stock, par value $0.001 per share (the "Conversion Rate"); [continued on page 2]

5. Effective date of filing: (optional) December 17, 2014

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

A new Section 2(i) is added to read as follows:

(i) ADJUSTMENTS TO CONVERSION RATE. If, prior to the date on which all shares of Series B Stock are converted, the Company shall (i) subdivide its outstanding Common Stock, or (ii) combine its outstanding Common Stock into a smaller number of shares of Common Stock, then the Conversion Rate in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, such that the number of shares of Common Stock receivable upon conversion of the shares of Series B Stock immediately prior thereto shall be adjusted so that the holder thereof shall be entitled to receive, upon the conversion of such shares of Series B Stock, the number of shares of Common Stock which it would have been entitled to receive after the happening of any of the events described above had the Series B Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 2(i) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.